For Use in China, Germany, South Korea, Taiwan and the United Kingdom

Exhibit 10.83

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

Diodes Incorporated, a Delaware corporation, (the “Company”), hereby awards Stock Units to the Participant named below. The terms and conditions of the Award are set forth in this cover sheet and in the attached Stock Unit Agreement (together, this “Agreement”) and in the Diodes Incorporated 2013 Equity Incentive Plan as it may be amended from time to time (the “Plan”).

Date of Award:

Name of Participant:

Number of Stock Units Awarded:

Fair Market Value of a Share on Date of Stock Unit Grant: $            .

Vesting Commencement Date:                                 , [YEAR]

Vesting Schedule:

Subject to all the terms of this Agreement and your continuous Service through the applicable dates of vesting, you will become incrementally vested as to 25% of the total Number of Stock Units Awarded, as shown above, on the date that is 12 months after the Vesting Commencement Date (the “First Vesting Date”) and on each of the subsequent three anniversaries of the First Vesting Date. Upon termination of your Service at any time and for any reason or no reason (other than termination due to your death or Disability), all of the then outstanding unvested Stock Units shall be forfeited to the Company without consideration as of your Termination Date. No partial vesting credit will be provided no matter when your Termination Date occurs.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan, the Plan’s prospectus, a copy of Proxy Materials and other required documents, all of which are made available to you without charge. The Proxy Materials, which include the proxy statement and the annual report to stockholders, can be accessed at http://investor.diodes.com/phoenix.zhtml?c=62202&p=proxy or alternatively, can be requested from the Company’s legal department, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 with telephone number (972) 987-3900. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

Participant:
(Signature)

Company:
(Signature)

Attachment

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

DIODES INCORPORATED

2013 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations concerning this Award are superseded.

2.	Award of Stock Units

The Company awards you the number of Stock Units shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan. The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

3.	Vesting and Settlement

This Award will vest according to the Vesting Schedule described in the cover sheet of this Agreement. To the extent a Stock Unit becomes vested and subject to your satisfaction of any tax withholding obligations as discussed below, each vested Stock Unit will entitle you to receive one Share which will be distributed to you on the earliest of (i) a Change in Control, or (ii) the applicable scheduled vesting date set forth in the first sentence of the Vesting Schedule section in the cover sheet to this Agreement. Issuance of such Shares shall be in complete satisfaction of such vested Stock Units. Such settled Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

4. .	Transfer of Award

You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Award. If you attempt to do any of these things, this Award will immediately become invalid. You may, however, dispose of this Award in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

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5.	Termination of Service – General

If, while the unvested Stock Units are outstanding, your Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Stock Units shall be forfeited without consideration and shall immediately expire on your Termination Date.

6.	Termination of Service for Cause

If your Service is terminated by the Company for Cause or if you commit an act(s) of Cause while the unvested Stock Units are outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your unvested Stock Units without consideration, and the entire unvested Stock Units shall immediately expire, and any rights, payments and benefits with respect to the unvested Stock Units shall be subject to reduction or recoupment in accordance with applicable Company policies and the Plan. For avoidance of doubt, your Service shall also be deemed to have been terminated for Cause by the Company if, after your Service has otherwise terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply prior to or after your Termination Date.

7.	Termination of Service due to Death or Disability	If your Service terminates because of your death or Disability, then the unvested portion of your Stock Units shall continue to vest as provided on the cover sheet of this Agreement.

8.	Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave of absence provide for Service crediting, or when Service crediting is required by applicable law. Your Service terminates in any event when the approved leave of absence ends unless you immediately return to active work.

The Company determines which leaves of absence count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Service terminates for all purposes under the Plan.

9.	Stockholder Rights

As a holder of Stock Units, you shall have no rights other than those of a general creditor of the Company. Subject to the terms of this Agreement, a holder of outstanding Stock Units has none of the rights and privileges of a stockholder of the Company. Without limiting the generality of the foregoing, a

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

holder of outstanding Stock Units has no right to vote or to receive dividends (if any) on the Shares represented by such Stock Units. Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Award until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

10.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.

The delivery to you of any Shares underlying vested Stock Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Any such tax withholding obligations may be settled in the Company’s discretion by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you under the vesting Stock Units as provided in the next two sentences. Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares as of the date of settlement. You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares. The Company will not deliver any fractional number of Shares.

11.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. The provisions of the Plan concerning Code Section 409A will apply to this Award to the extent needed.

12.	Restrictions on Resale

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale or disposition of Shares.

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The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is/are needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of this Award, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

13.	Clawback Policy	You expressly acknowledge and agree to be bound by Section 15(e) of the Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.

14.	No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent or any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

14.	No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent or any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

In the event you are not an employee of the Company, your Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the Award will not be interpreted to form an employment contract with your employer (or any Parent or any Subsidiaries or Affiliates).

15.	Extraordinary Compensation

This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

16.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Stock Units covered by this Award shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

17.	Legends

All certificates or book entries representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following notations or legends and any other notation or legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR QUALIFICATION UNDER APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

18.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, United States of America without reference to the conflicts of law provisions thereof.

19.	Regulatory Compliance

The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

20.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

21.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. All notices shall be deemed effective upon personal delivery or upon deposit in the postal mail, postage prepaid and properly addressed to the Company. Any notice to be given or delivered to you relating to this Agreement may be delivered by electronic form including without limitation by email (including prospectuses required by the SEC) as well as all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

22.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

23.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

24.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not maintain or increase their value after the Date of Award, the Award could have little or no value. If you obtain Shares under this Award, the value of the Shares acquired upon settlement may subsequently increase or decrease in value, and could decrease to a value less than the taxes payable upon settlement.

25.	No Advice Regarding Award

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

26.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

27.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company (or any Parent or any Subsidiaries or Affiliates) for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company (or any Parent or any

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

Subsidiaries or Affiliates) holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, gender, social security or insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company (or any Parent or any Subsidiaries or Affiliates), details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. You understand that you may view your Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Chief Financial Officer in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Chief Financial Officer.

28.	Legal Compliance

The Company (or any Parent or any Subsidiaries or Affiliates) is not responsible for your legal compliance requirements relating to Award, including, but not limited to, tax reporting and the exchange of local currency into or from U.S. dollars.

29.	Additional Conditions

If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to you pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

30.	Currency Exchange Risk

You agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the Award (the “Currency Exchange Risk”). You waive and release the Company (or any Parent or any Subsidiaries or Affiliates) from any potential claims arising out of the Currency Exchange Risk.

31.	Exchange Control Requirements

You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the Award and any resulting funds including, without limitation, reporting or repatriation requirements.

32.	English Language

You agree to receive the terms and conditions of this Agreement and any other related communications in English. If you receive this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

33.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to this Award, including materials relating to its Annual Meeting of Stockholders, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

34.	Other Information

You agree to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Plan’s administrator.

35.	Special Terms for Employees in China

Notwithstanding any contrary provision of the Agreement, if you are employed in China, then you acknowledge and agree that:

(a) You will not acquire Shares pursuant to this Award, or transfer, assign, sell or otherwise deal with those Shares, except in compliance with applicable laws and the terms of this Agreement.

(b) The Company need not issue Shares to you when your Stock Units vest unless and until (i) it determines in its sole discretion that compliance with applicable laws in China will not impose an excessive burden on the Company and (ii) it has set up any procedures it determines in its sole discretion are necessary or desirable to enable it comply with applicable laws in China.

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

(c) The Company may require you to sell promptly following vesting, the Shares you receive when your Stock Units vest. You authorize the Company or its designated brokerage firm to perform this transaction for you, and agree that applicable commissions and fees due in connection with the sale may be deducted from your proceeds. You agree that such Shares will be sold at prevailing market prices and waive any claim based on the timing of the sale or the price received for your Shares. If the Company requires you to sell, or sells, your Shares under this paragraph 35, no Shares will be delivered to you and you would not have any rights as a stockholder of the Company.

(d) When your Stock Units vest, if the Company does not require the immediate sale of the Shares you receive, the Company may require that you retain those Shares in your account at the Company’s designated brokerage firm until you sell the Shares, even if you stop working for the Company or an Affiliate. Following your termination of employment, the Company may restrict your ability to sell or transfer those Shares in your account. Within a specified period of time (e.g., 90 days) following your termination of employment the Company may sell any Shares in your account that you received from your Stock Units.

(e) When the Shares resulting from the vesting of your Stock Units are sold, the proceeds of such sale, after deduction of applicable commissions and fees, may be transferred to China and made available to you through an account maintained by an Affiliate in China.

36.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

37.	Legal Compliance	The Company (or any Parent or any Subsidiaries or Affiliates)is not responsible for your legal compliance requirements relating to this Award, including, but not limited to, tax reporting.

For Use in China, Germany, South Korea, Taiwan and the United Kingdom

38.	Additional Conditions

If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to you pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

39.	Enforcement

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

40.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.

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Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In the event of any conflict in terms between this Section 30 and the terms of any Company confidentiality or proprietary information agreement you have executed, the terms of such other confidentiality or proprietary information agreement shall prevail and govern.